EXHIBIT 5

AMENDMENT NO. 1 TO VOTING AGREEMENT

AMENDMENT NO. 1 TO VOTING AGREEMENT (this “Amendment”) dated as of February 13, 2018, by and among Eric Lefkofsky, Green Media, LLC, a Delaware limited liability company, Bradley Keywell (“Keywell”), Rugger Ventures LLC, a Delaware limited liability company (“Rugger Ventures”), A-G Holdings, L.P., a Delaware limited partnership, and Groupon, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the parties hereto entered into a Voting Agreement dated as of April 4, 2016 (the “Voting Agreement”);

WHEREAS, on October 31, 2017, Keywell resigned as a director of the Company;

WHEREAS, in connection with Keywell’s resignation, the parties hereto desire to release Keywell and Rugger Ventures, an entity owned by Keywell’s wife and children, from the Voting Agreement such that Keywell and Rugger Ventures shall no longer be subject to the Voting Agreement;

WHEREAS, New Enterprise Associates 12, Limited Partnership and New Enterprise Associates, LLC have sold all of their shares of common stock in the Company and therefore are no longer subject to the Voting Agreement; and

WHEREAS, in accordance with Section 5.02 of the Voting Agreement, the parties hereto desire to amend the Voting Agreement as set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration the receipt and adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.1  Removal of Keywell and Rugger Ventures. As of the date hereof, each of Keywell and Rugger Ventures shall no longer be a party to the Voting Agreement. For the avoidance of doubt, as of the date hereof, neither Keywell nor Rugger Ventures shall have any rights or obligations pursuant to, and shall no longer be subject to, the Voting Agreement.

1.2  Limited Effect. Except as specifically amended hereby, the terms and provisions of the Voting Agreement shall continue and remain in full force and effect and shall continue to be the valid and binding obligation of the parties thereto in accordance with its terms. All references in the Voting Agreement to the “Agreement” shall be deemed for all purposes to refer to the Voting Agreement, as amended hereby.

1.3  Miscellaneous. Section 5.03 (Counterparts), Section 5.06 (Governing Law; Jurisdiction; Waiver of Jury Trial), Section 5.07 (Severability) and Section 5.08 (Specific Performance) of the Voting Agreement shall apply to this Amendment, mutatis mutandis.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto or by their respective duly authorized officers, all as of the date first above written.

ERIC LEFKOFSKY, in his individual capacity /s/ Eric Lefkofsky
Eric Lefkofsky

[Signature Page to Voting Agreement]

GREEN MEDIA, LLC

By:	/s/ Eric Lefkofsky
Name: Eric Lefkofsky
Title: Manager

[Signature Page to Voting Agreement]

BRADLEY KEYWELL, in his individual capacity /s/ Bradley Keywell
Bradley Keywell

[Signature Page to Voting Agreement]

RUGGER VENTURES LLC

By:	/s/ Bradley Keywell
Name: Bradley Keywell
Title: Member

[Signature Page to Voting Agreement]

A-G HOLDINGS, L.P.

By:	A-G HOLDINGS GP, LLC, its general partner

By:	ATAIROS GROUP, INC., its sole member and manager

By:	/s/ David L. Caplan
Name: David L. Caplan
Title: Authorized Signatory

[Signature Page to Voting Agreement]

GROUPON, INC.

By:	/s/ Erin Stone
Name: Erin Stone
Title: Vice President and Deputy General Counsel, Corporate & Securities

[Signature Page to Voting Agreement]